FOR IMMEDIATE RELEASE
Media Contact:
Leslie Hoffman - Black Elk Energy Offshore Operations, LLC
281.598-8660
lhoffman@blackelkenergy.com

Black Elk Energy Offshore Operations, LLC has entered into a Purchase and Sale Agreement with Renaissance Offshore, LLC

Houston, TX - 16 July 2014 - Black Elk Energy Offshore Operations, LLC (“Black Elk Energy”), an independent oil and gas company headquartered in Houston, Texas announced they have entered into a Purchase and Sale Agreement with Renaissance Offshore, LLC (“Renaissance”), a privately held Houston based oil and gas company. Under the agreement, Renaissance will acquire interests in 9 fields in the Gulf of Mexico, which includes 7 operated and 2 non-operated. Subject to customary closing conditions, the sale is expected to close in August 2014.

A description of the Renaissance Purchase and Sale Agreement may be seen in more detail in the company’s recently filed Form 8-K and accompanying exhibits with the Securities and Exchange Commission.

About Black Elk Energy Offshore Operations, LLC
Black Elk Energy Offshore Operations, LLC (www.blackelkenergy.com) is an independent oil and gas company headquartered in Houston, Texas. The Company’s seasoned industry executives have extensive exploitation experience and knowledge with a demonstrated track record of increasing reserves and production while lowering costs. Our team of professionals is dedicated to performing to the highest industry standards, operating within regulatory requirements, and maintaining its stance as a good corporate citizen.

About Renaissance Offshore
Renaissance Offshore was founded in December of 2011, in partnership with  Quantum Energy Partners, to acquire and redevelop legacy oil properties on the Gulf of Mexico shelf. Renaissance Offshore focuses on selective acquisitions of mature, oil-weighted properties and the redevelopment of those assets to unlock hidden value by deploying technology, capital and the collective experience of a seasoned management team. For more information on Renaissance, please visit www.renaissanceoffshore.com.

Safe Harbor Statement
This press release may contain certain “forward--looking statements” relating to the business of Black Elk Energy Offshore Operations, LLC (“Black Elk Energy”) and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward--looking statements.” These forward--looking statements are often identified by the use of forward--looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Black Elk Energy believes that the expectations reflected in these forward--looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward--looking statements, which speak only as of the date of this press release. Black Elk Energy’s actual results could differ materially from those anticipated in these forward--looking statements as a result of a variety of factors, including those discussed in Black Elk Energy’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward--looking statements attributable to Black Elk Energy or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Black Elk Energy does not assume a duty to update these forward--looking statements.